Exhibit 99.1

Date: July 20, 2009	Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com
ROBERT B. EVANS ELECTED TO
NEW JERSEY RESOURCES BOARD OF DIRECTORS
WALL, N.J. – New Jersey Resources (NJR) today announced the election of Robert B. Evans to its board of directors. Mr. Evans previously served as president and chief executive officer at Duke Energy Americas, a business unit of Duke Energy, from January 2004 to March 2006.
“Bobby is an accomplished leader who has earned a well-deserved reputation for professional excellence and exceptional service in the natural gas industry. His experience will be a welcome addition to our board,” said Laurence M. Downes, chairman and CEO of NJR.
For more than 25 years, Mr. Evans held leadership positions in the natural gas industry. He served as vice president of marketing and regulatory affairs for Texas Eastern Transmission and Algonquin Gas Transmission from 1996 to 1998. He joined Duke Energy in 1998 as president of Duke Energy Gas Transmission and was named president and chief executive officer in 2002. He then served as the transition executive for Energy Services, a business unit of Duke Energy, during 2003 until being named president and chief executive officer at Duke Energy Americas in 2004.
As a graduate of the University of Houston, Mr. Evans earned a bachelor’s degree of science in accounting.
Mr. Evans will join the board of directors at its September board meeting.
New Jersey Resources, a Fortune 1000 company, provides natural gas and clean energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. With over $3 billion in annual revenues, NJR safely and reliably delivers natural gas through more than 6,500 miles of main to nearly half a million customers; develops and manages a diverse portfolio of more than 777,000 dth/d of transportation capacity and nearly 52 Bcf of storage capacity; and provides appliance installation and service to approximately 150,000 homes and businesses. NJR has also made significant investments in the midstream asset sector through equity partnerships, including Steckman Ridge and Iroquois. Through Conserve to Preserve®, NJR is providing customers solutions to meet their energy needs in an environmentally responsible way. For more information about NJR, visit www.njliving.com.
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